EXECUTION COPY

                       AMENDMENT NO. 2 TO CREDIT AGREEMENT


        This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of March 12, 1999 (the "Amendment"), amends in certain respects the Credit Agreement dated as of February 27, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Foamex Carpet Cushion, Inc. ("New GFI" or the "Borrower"), the institutions from time to time party thereto as Lenders, the institutions from time to time party thereto as Issuing Banks, Citicorp USA, Inc. ("Citicorp") as collateral agent (the "Collateral Agent") and The Bank of Nova Scotia, as funding agent (the "Funding Agent", and together with the Collateral Agent, the "Administrative Agents").

                              W I T N E S S E T H:

        WHEREAS, the Borrower (which has executed this Amendment) has requested the undersigned, which constitute the Requisite Lenders, to amend the Credit Agreement as set forth herein. The Lenders party hereto have agreed to amend the Credit Agreement to accommodate the request of the Borrower contained herein, subject to the terms set forth herein.

        NOW, THEREFORE, in consideration of the above recital of the Borrower, the Lenders party hereto and the Administrative Agents agree as follows:

        SECTION 1. Defined Terms. Terms defined in the Credit Agreement and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

        SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

          2.1. Amendment to Section 1. Section 1 of the Credit Agreement is hereby amended by the following:

               2.1.1 Amendment to the definition of EBDAIT. The definition of EBDAIT is hereby amended and restated in its entirety as follows:

               "'EBDAIT' means, for any period, (a) the sum of the amounts for such period of (i) Net Income plus (ii) depreciation, amortization expense and other non-cash charges plus (iii) Interest Expense plus (iv) Federal, state, foreign and local income taxes provided for by the Borrower plus (v) non-recurring costs in an amount not to exceed $2,600,000 incurred during the First Fiscal Quarter of 1999; minus (b)(i) extraordinary gains (or plus extraordinary losses) from asset sales calculated pursuant to GAAP for such period to the extent such gains or losses were included in the calculation of Net Income plus (ii) interest or investment income."

        2.2. Amendment to Section 9.04. Section 9.04 of the Credit Agreement is hereby amended by (i) deleting the word "and" located at the end of clause "(iv)", (ii) deleting the "." at the end of clause "(v)" and inserting "; and" in lieu thereof and (iii) adding a new clause "(vi)" as follows:

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               "(vi) Investments in Foamex International not to exceed
$2,500,000 in the aggregate to be used for the sole purpose of paying non-recurring transaction costs incurred by Foamex International; provided that such Investments shall be repaid in full in cash on or prior to July 31, 1999;".

        2.3. Amendment to Article X. Article X of the Credit Agreement is hereby amended by the following:

               2.3.1 Amendment to Section 10.03 Section 10.03 of the Credit Agreement is amended by modifying the minimum Fixed Charge Coverage Ratio for the "Fourth Fiscal Quarter of 1998", the "First Fiscal Quarter of 1999" and the "Second Fiscal Quarter of 1999" so that it is "1.05 :
        1", "0.95 : 1" and "1.00 : 1", respectively.

               2.3.2 Amendment to Section 10.04(a) Section 10.04(a) of the Credit Agreement is amended by modifying the minimum EBDAIT level for the "Four fiscal quarters ended December 31, 1998" so that it is permanently waived.

               2.3.3 Amendment to Section 10.04(b) Section 10.04(b) of the Credit Agreement is amended by modifying the maximum Leverage Ratio for the "Fourth Fiscal Quarter of 1998", the "First Fiscal Quarter of 1999" and the "Second Fiscal Quarter of 1999" so that it is "4.00 : 1", "4.50 : 1" and "4.00 : 1", respectively.


        SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the "Effective Date"), provided, that the following conditions precedent have been satisfied (unless waived by the Requisite Lenders or unless the deadline for delivery has been extended by the Administrative Agents):

               (i) Documents. The Administrative Agents shall have received on or before the Effective Date all of the following in form and substance satisfactory to the Requisite Lenders:

                      (a) this Agreement duly executed and in form and substance satisfactory to the Requisite Lenders; and

                      (b) such additional documentation as the Administrative
               Agents or any of the Requisite Lenders may reasonably request.

               (ii) Consents. The Borrower shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower to lawfully and without risk of rescission, execute, deliver and perform, in all material respects, its obligations under this Amendment and the Transaction Documents to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

               (iii) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and neither Administrative Agent shall have received any notice that litigation is pending or threatened which is likely to, impose or result in the imposition of a Material Adverse Effect.

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               (iv) No Change in Condition. No change in the condition
        (financial or otherwise), business, performance, properties, assets, operations or prospects of the Borrower or any of its Subsidiaries and its subsidiaries shall have occurred since December 29, 1997, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

               (v) No Default. After giving effect to this Amendment, no Event of Default or Potential Event of Default shall have occurred.

               (vi) Representations and Warranties. All of the representations and warranties contained in Section 6.01 of the Credit Agreement and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

        SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders party hereto that (i) the execution, delivery and performance of this Amendment by the Borrower are within the Borrower=s corporate powers and have been duly authorized by all necessary corporate action, and (ii) this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors= rights generally or by equitable principles generally.

        SECTION 5.  Reference to and Effect on the Loan Documents.

        5.1. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

        5.2. Except as specifically amended above, all of the terms of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect.

        5.3. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agents under the Credit Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.

        5.4. As of the Effective Date of, and after giving effect to, this Amendment, the Borrower is in compliance in all material respects with all applicable terms, conditions and covenants of the Credit Agreement and other Loan Documents.

        SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICT OF LAWS PRINCIPLES).

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        SECTION 8. Guarantor Consent. By its signature below, Foamex
International consents to this Amendment in its individual capacity, and as a guarantor under the Foamex International Guaranty, and as a guarantor hereby affirms its obligations under such guaranty.

        SECTION 9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

        SECTION 10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.


                                   FOAMEX CARPET CUSHION, INC.


                                   By    /s/   G. L. Karpinski
                                     -----------------------------
                                     Name: G. L. Karpinski
                                     Title: Vice President

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                                   FOAMEX INTERNATIONAL INC.,
                                   individually and as a guarantor

                                   By    /s/   G. L. Karpinski
                                     -----------------------------
                                     Name: G. L. Karpinski
                                     Title: Senior Vice President

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                                   CITIBANK, N.A. as Issuing Bank

                                   By  /s/ Shapleigh B. Smith
                                     -----------------------------
                                     Name: Shapleigh B. Smith
                                     Title: Vice President

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                                   CITICORP USA, INC., as Administrative Agent,
                                   Collateral Agent, Intercreditor Agent and individually as a Lender


                                   By  /s/ Shapleigh B. Smith
                                     -----------------------------
                                     Name: Shapleigh B. Smith
                                     Title: Vice President

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                                   THE BANK OF NOVA SCOTIA, as
                                   Administrative Agent, Funding Agent,
                                   Issuing Bank, individually as a
                                   Lender, and as Intercreditor Agent

                                   By    /s/ B. S. Allen
                                     -----------------------------
                                     Name: B. S. Allen
                                     Title: Senior Relationship Manager


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